Exhibit 24.1

POWER OF ATTORNEY

January 16, 2014

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

This letter confirms that Ashley Sekimoto is authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Schedules 13G and 13D, and Forms 3, 4 and 5, on my behalf and on behalf of each entity for which I may sign such filings. This authorization and designation shall be valid until either revoked in writing by the undersigned or until three years from the date of this letter.

Very truly yours,

/s/ Steven R. Becker
Steven R. Becker